As filed with the Securities and Exchange Commission on June 2, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Piedmont Office Realty Trust, Inc.

(Exact name of Registrant as specified in its charter)

Maryland	58-2328421
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5565 Glenridge Connector Ste. 450 Atlanta, Georgia	30342
(Address, including zip code, of Registrant’s principal executive offices)	(Zip Code)

PIEDMONT OFFICE REALTY TRUST, INC.

SECOND AMENDED AND RESTATED 2007 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Robert E. Bowers

Chief Financial Officer and Executive Vice President

Piedmont Office Realty Trust, Inc.

5565 Glenridge Connector, Ste. 450

Atlanta, Georgia 30342

(770) 418-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Keith M. Townsend, Esq.

King & Spalding LLP

1180 Peachtree St. N.E.

Atlanta, GA 30309

(404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	3,000,000 shares	$18.41	$55,230,000.00	$6,025.59

(1)

Represents additional shares of common stock, $0.01 par value per share (“Common Stock”), of Piedmont Office Realty Trust, Inc. (the “Registrant”) available for issuance pursuant to awards granted under the Registrant’s Second Amended and Restated 2007 Omnibus Incentive Plan (the “A&R Incentive Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of Common Stock as may become issuable pursuant to the provisions of the A&R Incentive Plan relating to adjustments for changes resulting from any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, spin-off or similar transactions.

(2)

Estimated solely for the purposes of determining the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices for the Common Stock as reported on the New York Stock Exchange on May 27, 2021, which is within five business days prior to filing.

EXPLANATORY NOTE

On May 11, 2021, at the 2021 Annual Meeting of Stockholders of Piedmont Office Realty Trust, Inc. (the “Registrant”), the Registrant’s stockholders approved the Registrant’s Second Amended and Restated 2007 Omnibus Incentive Plan (the “A&R Incentive Plan”), which the Registrant’s board of directors had previously approved, subject to such stockholder approval. The A&R Incentive Plan amends and restates the Registrant’s Amended and Restated 2007 Omnibus Incentive Plan (the “2007 Omnibus Incentive Plan”). This Registration Statement is being filed to register an additional 3,000,000 shares of the Registrant’s common stock, $0.01 par value per share (the “Common Stock”), issuable to eligible directors, officers, employees and key consultants of the Registrant and its subsidiaries under the A&R Incentive Plan. Accordingly, the contents of the previous Registration Statement on Form S-8 (File No. 333-218087) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) on May 18, 2017 (the “Prior Registration Statement”) relating to the 2007 Omnibus Incentive Plan are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8. No further grants of awards will be made under the 2007 Omnibus Incentive Plan. All unissued shares remaining under the 2007 Omnibus Incentive Plan are included in the plan reserve of, and available for issuance as part of, the A&R Incentive Plan. However, outstanding awards granted under the 2007 Omnibus Incentive Plan will remain outstanding and will continue to be administered in accordance with the terms of the 2007 Omnibus Incentive Plan and the applicable award agreements. In accordance with the instructional note to Part I of Form S-8 promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Registrant with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(1)

Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2020, filed with the Commission on February 17, 2021, including portions of Registrant’s proxy statement for the Annual Meeting of Stockholders to the extent specifically incorporated by reference therein.

(2)	Quarterly Report on Form 10-Q of the Registrant for the quarter ended March 31, 2021, filed with the Commission on April 28, 2021.

(3)	Current Report on Form 8-K of the Registrant filed with the Commission on May 12, 2021.

(4)

The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A of the Registrant, filed on February 5, 2010, as updated by Exhibit 4.15 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 19, 2020, and as subsequently amended and updated from time to time.

In addition, all reports and documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

For purposes of clarity, any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Piedmont Office Realty Trust, Inc. Second Amended and Restated 2007 Omnibus Incentive Plan (incorporated by reference to Appendix A of Registrant’s Proxy Statement filed with the Commission on March 19, 2021).

5.1	Opinion of Venable LLP as to the legality of the shares of Common Stock.*

23.1	Consent of Independent Registered Public Accounting Firm.*

23.2	Consent of Venable LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on signature page hereto).*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on June 2, 2021.

Piedmont Office Realty Trust, Inc.

By:	/s/ Robert E. Bowers
Name:	Robert E. Bowers
Title:	Chief Financial and Administrative Officer and Executive Vice President

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints Robert E. Bowers, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this registration statement on Form S-8, including any post-effective amendments hereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on June 2, 2021.

Signature	Title

/s/ C. Brent Smith	Director, Chief Executive Officer and President
C. Brent Smith	(Principal Executive Officer)

/s/ Robert E. Bowers	Executive Vice President, Chief Financial and Administrative Officer
Robert E. Bowers	(Principal Financial Officer)

/s/ Laura P. Moon	Senior Vice President and Chief Accounting Officer
Laura P. Moon	(Principal Accounting Officer)

/s/ Frank C. McDowell	Chairman of the Board of Directors
Frank C. McDowell

/s/ Dale H. Taysom	Vice-Chairman of the Board of Directors
Dale H. Taysom

/s/ Kelly H. Barrett	Director
Kelly H. Barrett

/s/ Wesley E. Cantrell	Director
Wesley E. Cantrell

/s/ Barbara B. Lang	Director
Barbara B. Lang

/s/ Glenn G. Cohen	Director
Glenn G. Cohen

/s/ Jeffrey L. Swope	Director
Jeffrey L. Swope